   As filed with the Securities and Exchange Commission on February 12, 1997

                                                    Registration No. 333-21127
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                               AMENDMENT NO. 1
                                     TO
                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                      THE SECURITIES EXCHANGE ACT OF 1933

                            ----------------------

                             SFX BROADCASTING, INC
            (Exact Name of Registrant as Specified in Its Charter)

                            ----------------------

                                              150 EAST 58TH STREET, 19TH FLOOR
                                                 NEW YORK, NEW YORK 10155
          DELAWARE                                     (212) 407-9191                                     13-3649750
(State or Other Jurisdiction of        (Address, Including Zip Code, and Telephone Number,              (IRS Employer
Incorporation or Organization)    Including Area Code, of Registrant's Principal Executive Offices)   Identification No.)

                            ----------------------

                             ROBERT F.X. SILLERMAN
                       150 EAST 58TH STREET, 19TH FLOOR
                           NEW YORK, NEW YORK 10155
                                (212) 407-9191
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                            ----------------------

                                  Copies to:
                           HOWARD M. BERKOWER, ESQ.
                               BAKER & MCKENZIE
                               805 THIRD AVENUE
                           NEW YORK, NEW YORK 10122
                                (212) 751-5700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

==============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1997
                            SFX Broadcasting, Inc.

            ------------------------------------------------------


                    747,441 SHARES OF CLASS A COMMON STOCK
                           160,000 CLASS A WARRANTS
                           160,000 CLASS B WARRANTS


      This Prospectus relates to up to 747,441 shares of Class A Common Stock, par value $.01 per share, of SFX Broadcasting, Inc., a Delaware corporation (the "Company"), that may be issued upon the exercise of outstanding (i) Class B Warrants, (ii) Unit Purchase Options dated March 30, 1994, including the shares of Class A Common Stock issuable upon exercise of the warrants underlying the Unit Purchase Options, (iii) Common Stock Purchase Warrants dated July 29, 1993, (iv) warrants issued to The Huff Alternative Income Fund, L.P. (the "Huff Warrants"), and (v) stock options (the "Stock Options") issued pursuant to stock option plans. (The Class B Warrants, Unit Purchase Options, Common Stock Purchase Warrants and Huff Warrants are collectively referred to in this Prospectus as the "Warrants.") In addition, this Prospectus relates to up to 160,000 Class A Warrants and 160,000 Class B Warrants that may be issued upon the exercise of the Unit Purchase Options.

      The Warrants (other than certain of the Huff Warrants) and the Stock Options were originally issued by Multi-Market Radio, Inc. ("MMR"). On November 22, 1996, a wholly-owned subsidiary of the Company was merged with and into MMR (the "Merger"), as a result of which MMR became a wholly-owned subsidiary of the Company. As a result of the Merger, (i) each outstanding share of Class A Common Stock, par value $.01 per share, and Series B Convertible Preferred Stock Share, par value $.01 per share, of MMR was converted into the right to receive .2983 of a share of Class A Common Stock of the Company (and cash in lieu of any fractional share of Class A Common Stock of the Company), (ii) each outstanding share of Class B Common Stock, par value $.01 per share, and Original Preferred Stock, par value $.01 per share, of MMR was converted into the right to receive .2983 of a share of Class B Common Stock of the Company, par value $.01 per share (and cash in lieu of any fractional share of Class B Common Stock of the Company), and
(iii) each outstanding Warrant and Stock Option of MMR was assumed by the Company and, as assumed, adjusted so that (a) each Warrant and Stock Option shall be exercisable for .2983 of a share of Class A Common Stock of the Company and (b) the per share exercise price or strike price for the shares of Class A Common Stock of the Company issuable upon the exercise of such assumed Warrants and Stock Options shall be equal to the quotient obtained by dividing the exercise price per share of Class A Common Stock of MMR under such Warrant and Stock Option immediately prior to the consummation of the Merger by .2983, and rounding the resulting exercising price down to the nearest whole cent.

      The economic rights of shares of Class A Common Stock and shares of Class B Common Stock of the Company are identical, but the voting rights differ in that each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is generally entitled to ten votes. See "Description of Common Stock." As of January 31, 1997, Robert F.X. Sillerman, a Director of the Company and the Executive Chairman of the Company, may be deemed to be the beneficial owner of approximately 56.4% of the combined voting power of the Company, and Mr. Sillerman and other members of management of the Company may be deemed to be the beneficial owners of approximately 58.1% of the combined voting power of the Company. See "Risk Factors--Control by Management."

      The shares of Class A Common Stock and the Class B Warrants of the Company are traded on The Nasdaq Stock Market, Inc.'s National Market System (the "Nasdaq National Market") under the symbols "SFXBA" and "SFXBW," respectively. On February __, 1997, the last reported sales price of a share of Class A Common Stock and a Class B Warrant of the Company on the Nasdaq National Market was $_____ and $_____, respectively.

      SEE "RISK FACTORS," BEGINNING ON PAGE 5, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

                                           (cover page continued on next page)

(cover page continued)

                             --------------------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURI-
        TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
               EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

        The date of this Prospectus is                           , 1997.

                             --------------------

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. In addition, documents filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C.
20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

                (i) the Company's Annual Report on Form 10-K, as amended, for the year ended December 31 1995;

               (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996, and September 30, 1996;

              (iii) the Company's Current Reports on Form 8-K dated April 18, 1996, May 8, 1996, May 16, 1996, May 29, 1996, June
                      21, 1996, July 10, 1996 (as amended), August 8, 1996,
                      October 3, 1996, October 30, 1996, November 1, 1996, November 27, 1996, January 17, 1996, January 21, 1997,
                      January 22, 1997 and January 27, 1997;

               (iv) the description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-22486) filed with the Commission on September 27, 1993, as amended; and

               (iv) the description of the Company's Class B Warrants contained in the Company's Registration Statement on Form 8-A (File No. 0-22486) filed with the Commission on January 9, 1997.

         All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Class A Common Stock of the Company to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the date of filing of such documents or reports.

         Any statement contained in a document which is, or is deemed to be, incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes the previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to the principal executive offices of the Company at 150 East 58th Street, 19th Floor, New York, New York 10155, Attention: Timothy Klahs, Director of Investor Relations; telephone number (212) 407-9191.

                               TABLE OF CONTENTS

                                                                          Page

AVAILABLE INFORMATION...................................................... 2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................ 2
RISK FACTORS............................................................... 5
DESCRIPTION OF CLASS A WARRANTS AND CLASS B WARRANTS...................... 12
DESCRIPTION OF COMMON STOCK............................................... 13
USE OF PROCEEDS........................................................... 14
PLAN OF DISTRIBUTION...................................................... 14
LEGAL MATTERS............................................................. 16
EXPERTS................................................................... 16

                              ------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                                 RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company before purchasing any of the securities offered hereby. The information contained or incorporated by reference in this Prospectus includes forward-looking statements that involve risks and uncertainties, a number of which are identified in this "Risk Factors" section. These risks and uncertainties include, without limitation, risks related to the consummation of acquisitions and dispositions, integration of acquired stations, leverage, regulation of radio broadcasting and other matters. The Company's actual results may differ materially from the results discussed in the forward-looking statements, due to such risks and uncertainties.

RISKS RELATED TO PENDING ACQUISITIONS AND DISPOSITIONS

         Consummation of the Company's pending acquisitions and dispositions of radio stations is subject to a number of factors, certain of which are beyond the Company's control. In particular, consummation of the acquisitions and the dispositions is subject to the prior approval by the Federal Communications Commission (the "FCC") of the assignments or transfers of control of operating licenses issued by the FCC, the continued operating performance of the stations to be acquired or disposed such that there is no material adverse change in such stations that would prevent consummation of any such transactions and the prior approval of the lenders under the Company's senior credit facility. As a result of the elimination of the national ownership limits and the liberalization of the local ownership limits effected by the Telecommunications Act of 1996 (the "Recent Legislation"), acquisitions and dispositions will be subject to antitrust review by the Federal Trade Commission and the Department of Justice, Antitrust Division (the "Antitrust Agencies"). The Antitrust Agencies have indicated their intention to review matters related to the concentration of ownership within markets even when the ownership in question is in compliance with the provisions of the Recent Legislation. While the Company believes that none of its pending acquisitions or dispositions of radio stations substantially lessens competition, there can be no assurance that the Antitrust Agencies will not take a contrary position, which could delay or prevent the consummation of any or all of the Company's pending acquisitions or dispositions of radio stations or require the Company to restructure its ownership in the relevant market or markets. See "--Extensive Regulation of Radio Broadcasting."

         The Company will also require financing in order to consummate the pending acquisitions, which the Company may obtain through the issuance of additional securities, borrowings under its senior credit facility and proceeds from pending dispositions of radio stations. The ability of the Company to issue certain securities or borrow under its senior credit facility will be subject to meeting certain financial tests. In addition, consummation of certain acquisitions is subject to the prior approval of the lenders under the Company's senior credit facility. There can be no assurance that the Company's existing stations, and the stations which the Company will acquire, will achieve the cash flow levels required to issue certain securities or borrow under its senior credit facility. As a result of the foregoing, there can be no assurance as to when the Company's pending acquisitions or dispositions of radio stations will be consummated or that they will be consummated at all.

RISKS ASSOCIATED WITH INTEGRATION OF THE STATIONS

         As of January 1, 1996, the Company owned and operated, provided programming to or sold advertising on behalf of 22 radio stations located in eight markets. Since that time, the number of stations has more than tripled. The Company's plans with respect to radio stations it has acquired and plans to acquire involve, to a substantial degree, strategies to increase net revenue while at the same time reducing operating expenses, as well as the implementation of a new regional management structure and a modified senior management team. Although the Company believes that its strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased net revenues or other benefits currently anticipated by the Company. In addition, there can be no assurance that the Company will not encounter unanticipated problems or liabilities in connection with the implementation of the new management changes or the operation of the radio stations to be acquired. The integration of the newly acquired stations into the Company will require substantial attention from members of the Company's senior management, which will limit the amount of time such members have available to devote to the Company's existing operations. The Company currently anticipates realizing certain cost savings and eliminating certain non-recurring expenses as a result of the acquisitions. While management believes that the anticipated cost savings and elimination of non-recurring expenses are reasonably achievable, the Company's ability to achieve such cost savings and to eliminate such non-recurring expenses is subject to numerous factors, many of which are beyond the Company's control. There can be no assurance that the Company will realize any such cost savings or will be able to eliminate such non-recurring expenses.

EXTENSIVE REGULATION OF RADIO BROADCASTING

         Adoption of the Recent Legislation in February 1996 eliminated the national limits and liberalized the local limits on radio station ownership by a single company. However, the Antitrust Agencies are increasingly scrutinizing acquisitions of radio stations and the entering into of joint sales agreements ("JSAs") and local market agreements ("LMAs"). There can be no assurance that policy and rule-making activities of the Antitrust Agencies will not impact the Company's operations (including existing stations or markets), expansion strategy or its ability to realize the benefits which management had anticipated obtaining following the adoption of the Recent Legislation.

         The radio broadcasting industry is subject to extensive regulation by the FCC. In particular, the Company's business depends on it continuing to hold, and, in connection with acquisitions of radio stations, on it obtaining prior FCC consent to assignments or transfers of control of, broadcast station operating licenses issued by the FCC. There can be no assurance that the Company's licenses will be renewed or that the FCC will approve future acquisitions or dispositions. In addition, the number and locations of radio stations the Company may acquire is limited by FCC rules and will vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals. The issuance of shares of Class A Common Stock of the Company, including those issuable pursuant to the conversion of other securities of the Company and pursuant to all other rights, options or warrants to purchase Class A Common Stock of the Company, that would cause Robert F.X. Sillerman, a Director of the Company and the Executive Chairman of the Company, to hold directly voting stock of the Company representing less than 50% of the total voting power of the Company will require the Company to seek and obtain the consent of the FCC.

         The Congress and/or the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcasting stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. In particular, the FCC recently released a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority stockholder exemption, (ii) increasing the amount of stock an investment company can own without attribution, (iii) attributing, under certain circumstances, certain interests such as non-voting stock or debt, and
(iv) attributing, under certain circumstances, JSAs.

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE OBLIGATIONS

         In connection with its acquisitions of radio stations, the Company has incurred and will incur significant amounts of indebtedness. Subject to certain restrictions contained in the Company's debt instruments, the Company may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. See "--Expansion Strategy; Need for Additional Funds."

         The degree to which the Company is and may become leveraged could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on capital stock and will not be available for other purposes, (iii) the agreements governing the Company's debt contain or are expected to contain restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility, than the Company.

         The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance, its debt and to make dividend and redemption payments on its capital stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the radio stations to be acquired by the Company and the integration of these stations into the Company's operations. The Company's borrowings under its senior credit facility will be, and other future borrowings may be, at variable rates of interest, which will result in higher interest expense in the event of increases in interest rates. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount which enables the Company to service its debt, to make dividend, conversion and redemption payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its debt or the aggregate liquidation preference of its preferred stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing.

HISTORICAL LOSSES

         Although the Company had net income of $1.8 million for the year ended December 31, 1994, the Company had net losses of $45.3 million, $4.4 million and $17.8 million for the nine months ended September 30, 1996, and the years ended December 31, 1995 and 1993, respectively. Depreciation and amortization relating to past acquisitions and future acquisitions, interest expenses under the Company's debt and dividend payments will continue to affect the Company's net income (loss) in the future. There is no assurance that losses will not continue or that the Company will become profitable in the future.

CHANGE OF CONTROL

         Upon the occurrence of a change of control (as defined in the applicable document) of the Company, the holders of certain preferred stock or certain debt instruments will have the right, subject to certain conditions and restrictions, to require the Company to repurchase their securities at a price equal to 101% of the aggregate liquidation preference or the aggregate principal amount thereof, as applicable, plus accrued and unpaid dividends or interest, as applicable, to the date of repurchase. The repurchase price is payable in cash. In addition, a change of control may constitute a default under the Company's senior credit facility. If a change of control were to occur, due to the highly leveraged nature of the Company, the Company might not have the financial resources to repay all of its obligations under any indebtedness that would become payable upon the occurrence of such change of control. In addition, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules require the prior consent of the FCC to any change of control of the Company. See "--Extensive Regulation of Radio Broadcasting" and "--Substantial Leverage; Inability to Service Obligations."

EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

         The Company's principal growth strategy is to operate and acquire highly-ranked radio stations with attractive audience demographics in major and medium-sized markets located throughout the United States. The Company regularly explores acquisition opportunities; however, there can be no assurance that the Company will consummate any acquisitions or be able to identify stations to acquire in the future. Each acquisition will be subject to the prior approval of the FCC and certain acquisitions will be subject to the prior approval of the lenders under the Company's senior credit facility. Furthermore, as a result of the Recent Legislation, future acquisitions may be subject to antitrust review by the Antitrust Agencies, even if approved by the FCC. In addition, the Company may require additional debt or equity financing to finance properties it may seek to acquire in the future. The availability of additional acquisition financing cannot be assured, and depending on the terms of such acquisitions and financings, could be restricted by the terms of certain debt instruments and preferred stock. There can be no assurance that any future acquisitions will be successfully integrated into the Company's operations or that such acquisitions will not have a material adverse effect on the Company's financial condition and results of operations. See "--Extensive Regulation of Radio Broadcasting" and "--Risks Associated with Integration of the Stations."

COMPETITION

         The radio broadcasting industry is highly competitive and the Company's stations are located in highly competitive markets. Each of the Company's stations competes for audience share and advertising revenue directly with other FM and AM radio stations, as well as with other media, within its respective market. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market. The Company's audience ratings and market share are subject to change, and any adverse change in audience rating or market share in any particular market could have a material and adverse effect on the Company's net revenues. Although the Company competes with other radio stations with comparable programming formats in most of its markets, if another station in the market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings or advertising revenue and could require the Company to incur increased promotional and other expenses. In addition, certain of the Company's stations compete, and in the future other stations may compete, with groups of stations in a market operated by a single operator. As a result of the Recent Legislation, the radio broadcasting industry has become increasingly consolidated, resulting in the existence of radio broadcasting companies which are significantly larger, with greater financial resources, than the Company. Furthermore, the Recent Legislation will permit other radio broadcasting companies to enter the markets in which the Company operates or may operate in the future. Although the Company believes that each of its stations is able to compete effectively in its market, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue market share. The Company's stations also compete with other advertising media such as newspapers, television, magazines, billboard advertising, transit advertising and direct mail advertising. Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting. The Company cannot predict the effect, if any, that any of these new technologies may have on the radio broadcasting industry.

DEPENDENCE ON ECONOMIC FACTORS

         Because the Company derives substantially all of its revenue from the sale of advertising time, its revenues may be adversely affected by economic conditions which affect advertisers. In particular, because approximately 75% of the Company's revenue has generally been derived from local advertisers, operating results in individual geographic markets will be adversely affected by local or regional economic downturns. These economic downturns might have an adverse impact on the Company's financial condition and results of operations. In addition, revenues of radio stations may be affected by many other factors, including: (i) the popularity of programming, including programming such as sports programming where the Company makes long-term commitments; (ii) regulatory restrictions on types of programming or advertising; (iii) competition within national regional or local markets from programming on other stations or from other media; (iv) loss of market share of other technologies; and (v) challenges to license renewals.

CONTROL BY MANAGEMENT

         As of January 31, 1997, Mr. Sillerman, a Director of the Company and the Company's Executive Chairman, may be deemed to be the beneficial owner of approximately 56.4% of the combined voting power of the Company, and Mr. Sillerman and other members of the Company's management may be deemed to be the beneficial owners of approximately 58.1% of the combined voting power of the Company.

         The Class A Common Stock of the Company has one vote per share on all matters, whereas the Class B Common Stock, par value $.01 per share, of the Company has ten votes per share except in certain matters. Accordingly, management currently is able to control the vote on all matters except (i) in the election of directors, with respect to which the holders of the Class A Common Stock of the Company are entitled to elect, by a class vote, two-sevenths (2/7ths) of the Company's directors (or if such number of directors is not a whole number, the next higher whole number), (ii) in connection with any proposed "going private" transaction between the Company and Mr. Sillerman or his affiliates, with respect to which the holders of the Class A Common Stock and the Class B Common Stock of the Company vote as a single class, with each share of Class A Common Stock and of Class B Common Stock entitled to one vote per share and (iii) as otherwise provided by law. In addition, if dividends on the 6 1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007 (the "Series D Preferred Stock") are unpaid in an aggregate amount equal to six full quarterly dividends and in certain other circumstances, the holders of the Series D Preferred Stock will be entitled to elect two additional members of the Board of Directors of the Company. The control of the Company by management may have the effect of discouraging certain types of change-of-control transactions, including transactions in which the holders of capital stock of the Company might otherwise receive a premium for their shares over the then-current market price. See "Description of Common Stock."

POTENTIAL CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

         Mr. Sillerman and other members of the Company's management have direct and indirect investments and interests in Triathlon Broadcasting Company ("Triathlon"), a publicly-traded company which owns and operates radio stations, including stations which are in the same market as certain of the Company's radio stations. These investments and interests (and any similar investments and interests in the future) may give rise to certain conflicts of interest as well as to potential attribution under FCC rules or invocation of the FCC's cross-interest policy, which could restrict the Company's ability to acquire radio stations in certain markets. See "--Extensive Regulation of Radio Broadcasting." Pursuant to a consulting and marketing agreement with Triathlon, Sillerman Communications Management Corporation ("SCMC"), an affiliate of Mr. Sillerman and Howard J. Tytel, a Director of the Company and an Executive Vice President of the Company, is obligated to offer to Triathlon any radio broadcasting opportunities that come to its attention in medium and small markets located west of the Mississippi River. The Company does not intend to pursue acquisitions in the medium and small markets in the Midwest and Western regions of the United Stations on which Triathlon primarily focuses, except for three radio stations owned by the Company in the Wichita, Kansas market, a market in which Triathlon has radio station ownership interests. The Company has entered into a JSA with Triathlon whereby Triathlon sells advertising time on the Company's stations operating in the Wichita market. On April 15, 1996, the Company and SCMC entered into an agreement (the "SCMC Termination Agreement"), pursuant to which SCMC assigned to the Company its rights to receive fees for consulting and marketing services payable by Triathlon, except for fees relating to certain transactions pending at the date of such agreement, and the Company and SCMC terminated an arrangement pursuant to which SCMC performed financial consulting services for the Company.

         SCMC has acted from time to time as the Company's financial advisor since the Company's inception. SCMC is controlled by Mr. Sillerman, and Messrs. Sillerman and Tytel are officers and directors of SCMC. SCMC acts in similar capacities for Triathlon, which may seek to participate in business opportunities which may be suitable for the Company.

RELIANCE ON KEY PERSONNEL

         The Company's business is dependent to a significant extent upon the performance of certain key individuals, including Mr. Sillerman, Michael G. Ferrel, a Director of the Company and the Company's Chief Executive Officer, and D. Geoffrey Armstrong, a Director of the Company, the Company's Chief Operating Officer and an Executive Vice President of the Company. The Company entered into a five-year employment agreement with each of Messrs. Sillerman and Armstrong in April 1995 and a five-year employment agreement with Mr. Ferrel in November 1996. The Company has agreed to enter into a new employment agreement with Mr. Sillerman pursuant to which Mr. Sillerman will continue in his position with the Company for a five-year term, subject to renewal for an additional five-year term. There can be no assurance that the services of Messrs. Sillerman, Ferrel or Armstrong will continue to be provided for the term of such agreements. Pursuant to Mr. Armstrong's employment agreement, he has the right to terminate the agreement under certain circumstances, and, in connection with such termination, to receive substantial payments from the Company. Messrs. Sillerman's and Armstrong's employment agreements require that they devote substantially all of their business time to the business and affairs of the Company, except that Mr. Sillerman's agreement permits him to fulfill his obligations as a director and officer of companies in which he currently serves in such capacities and to devote a portion of his business time to personal, non-broadcast investments or commitments or to certain broadcast investments. The loss of the services of Messrs. Sillerman, Armstrong or Ferrel could have a material adverse effect on the Company.

         In addition, the Company has entered into employment agreements with certain of the high-profile on-air personalities. However, there can be no assurance that the Company will be able to retain any of these employees or prevent them from competing with the Company in the event of their departure.

NO TRANSFER OF CAPITAL STOCK TO ALIENS

         The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC to prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% of the voting rights it represents (this percentage, however, is 20% in the case of those subsidiaries of the Company that are direct holders of FCC licenses), by or for the account of non-U.S. citizens or their representatives or a foreign government or a representative thereof or a corporation organized under the laws of a foreign country ("Aliens") or corporations otherwise subject to domination or control by Aliens. As of January 31, 1997, based upon reports filed with the Commission, the Company believes that there are 1,071,429 shares of Class A Common Stock held by Nomura Holdings America, Inc. ("Nomura"), representing 13.3% of the outstanding shares of Class A Common Stock and 5.7% of the combined voting power of the Company. Because a substantial portion of the common stock of Nomura is owned and voted by Aliens, the Company, in order to comply with the requirements of the Communications Act and the rules and regulations of the FCC promulgated thereunder, may decide not to permit or recognize any issuance or transfer of its common stock to an Alien. Failure to comply with these rules and regulations could result in the imposition of penalties on the Company. This restriction on transfers to Aliens may adversely affect the market for the Company's securities. In addition, the Certificate of Incorporation provides that shares of capital stock of the Company determined by the Board of Directors to be owned beneficially by an Alien shall always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions of the Communications Act and the FCC rules and regulations.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

         The Company has not paid any dividends on its common stock since its inception in 1992 and does not anticipate that it will pay any dividends on its common stock in the foreseeable future. Earnings, if any, will be retained by the Company to fund its growth. Certain of the Company's debt instruments include covenants restricting the Company's ability to pay dividends or to make certain other distributions to stockholders. The Company is a holding company, substantially all of the operations of which are conducted through subsidiaries. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions.

MARKET RISK WITH RESPECT TO COMMON STOCK; CERTAIN INVESTMENT LIMITATIONS

         The shares of Class A Common Stock of the Company are quoted on the Nasdaq National Market. However, the prices at which the shares of Class A Common Stock trade may depend upon many factors, including markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Company. No assurance can be given that a holder of the shares of Class A Common Stock of the Company will be able to sell such shares at any particular price. Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the shares of Class A Common Stock of the Company.

SHARES ELIGIBLE FOR FUTURE SALE AND POSSIBLE ADVERSE EFFECT THEREOF

         As of January 31, 1997 there were approximately 8,063,347 shares on Class A Common Stock and approximately 1,064,936 shares of Class B Common Stock of the Company issued and outstanding. Of these outstanding shares, approximately 1,281,897 shares of Class A Common Stock and approximately 856,126 shares of Class B Common Stock are "Restricted Securities," as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act. Of such shares, the Company believes that 1,281,897 shares of Class A Common Stock and the 856,126 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock are currently eligible for sale in the open market under Rule 144 (subject to the limitations set forth therein). In addition, the shares of Class A Common Stock held by Nomura have one demand and certain piggy-back registration rights which expire on October 7, 2000. Approximately 77,944 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the exercise of options and warrants) and approximately 208,810 shares of Class B Common Stock issued in the Merger are subject to restrictions on resale under Rule 145 ("Rule 145") promulgated under the Securities Act. In addition, each of the 2,990,000 outstanding shares of Series D Preferred Stock is convertible at the option of the holder thereof into 1.0987 shares of Class A Common Stock (subject to adjustments in certain events) at any time prior to the close of business on May 31, 2007, the maturity date of the Series D Preferred Stock. The Company has filed a registration statement with the Commission with respect to the resale by the holders thereof of the shares of Series D Preferred Stock, the shares of Class A Common Stock issuable upon conversion thereof and the Exchange Notes issuable upon the exchange thereof. Such registration statement was declared effective in July 1996. The sale, or availability for sale, of substantial amounts of shares of stock of the Company in the public market pursuant to Rule 144, Rule 145 or otherwise could adversely affect the prevailing market price of the shares of Class A Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.

POSSIBLE ADVERSE IMPACT OF AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK AND DELAWARE LAW

         The Company has 100,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, 1,200,000 shares of Class C Common Stock, par value $.01 share, and 10,010,000 shares of preferred stock, par value $.01 per share, authorized, of which approximately 8,063,347 shares of Class A Common Stock, 1,064,936 shares of Class B Common Stock, no shares of Class C Common Stock and 5,243,000 shares of preferred stock are outstanding as of January 31, 1997. Pursuant to the Certificate of Incorporation, the unissued shares of preferred stock shall have such designations, rights and preferences as may be determined from time to time by the Board of Directors of the Company. Accordingly, the Board of Directors of the Company is empowered, without stockholder approval, to issue stock preferred stock with liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the then outstanding shares of stock of the Company. In addition, the Board of Directors of the Company may authorize the issuance of substantial amounts of shares of common or preferred stock, as a financing technique or otherwise, the effect of which would be to dilute the economic and voting rights of existing stockholders and might adversely affect the prices at which the shares of Class A Common Stock trade. The Board of Directors of the Company could use the issuance of additional shares of capital stock of the Company as a method of discouraging, delaying or preventing a change in control of the Company.

         The Company is subject to the "business combination" statute of
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," with certain specified exceptions. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, owned) 15% or more of the corporation's voting stock. The effect of Section 203 of the DGCL may be to make it more difficult to effect a change in control of the Company.


             DESCRIPTION OF CLASS A WARRANTS AND CLASS B WARRANTS

         The following statements are qualified by reference to the Warrant Agreement, dated as of March 23, 1994, among MMR, American Stock Transfer & Trust Company, as warrant agent, D.H. Blair Investment Banking Corp. and Americorp Securities, Inc. (the "Warrant Agreement") governing the Class A Warrants and the Class B Warrants. A copy of the Warrant Agreement has been incorporated by reference as an exhibit to the Registration Statement. ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent for its common stock, has assumed the rights, duties and obligations of the warrant agent under the Warrant Agreement.

         As of the date of this Prospectus, the Company has no Class A Warrants and 749,460 Class B Warrants outstanding. An additional 160,000 Class A Warrants and 160,000 Class B Warrants are issuable upon exercise of the Unit Purchase Options. Each Class A Warrant (including the Class A Warrants underlying the Unit Purchase Options) entitles the registered holder to purchase .2983 of a share of Class A Common Stock for $7.75 (a per share exercise price of $25.98), subject to adjustment as described below, from the date of issuance until March 22, 1999. Each Class B Warrant (including the Class B Warrants underlying the Unit Purchase Options) entitles the holder to purchase .2893 of a share of Class A Common Stock for $11.50 (a per share exercise price of $38.55), subject to adjustment as described below, from the date of issuance until March 22, 1999.

         The Class A Warrants and the Class B Warrants may be exercised upon surrender of the certificates therefor on or prior to the expiration or redemption date at the offices of the Company's warrant agent with the "Subscription Form" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Class A Warrants or Class B Warrants being exercised.

         The Class A Warrants and the Class B Warrants are subject to redemption by the Company, on not less than 30 days' written notice, at a redemption price of $.01 per warrant, if the average trading price of the Class A Common Stock of the Company for any period of 20 consecutive business days ending within five business days of the date on which the notice of redemption is given shall have exceeded $36.04 per share (subject to adjustment) with respect to the Class A Warrants and $53.64 per share (subject to adjustment) with respect to the Class B Warrants. However, the Class A Warrants and the Class B Warrants underlying the Unit Purchase Options may not be redeemed by the Company unless at the redemption date the Unit Purchase Options have been exercised and the underlying warrants are outstanding. Holders of warrants will automatically forfeit their rights to purchase the shares of Class A Common Stock issuable upon exercise of the warrants unless the warrants are exercised before they are to be redeemed. All of the outstanding warrants of a class, except for those underlying the Unit Purchase Options, must be redeemed if any portion of that class are to be redeemed. A notice of redemption will be mailed to each of the registered holders of the warrants no later than 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the warrant certificates shall be delivered and the date of expiration of the right to exercise the warrants.

         The Class A Warrants and the Class B Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and shares issuable upon exercise in certain events, such as stock dividends, stock splits, mergers, sales of all or substantially all of the Company's assets at less than the market value, sales of stock at below market price and other unusual events.

         The applicable warrant exercise price may be reduced and the applicable warrant expiration date may be extended upon notice to the holders of the Class A Warrants and the Class B Warrants.

         The Company is not required to issue fractional warrants upon adjustment or fractional shares of Class A Common Stock upon exercise of the Class A Warrants or the Class B Warrants. In lieu thereof, an amount of each equal to the same fraction of the then current market value of a share of Class A Common Stock or a warrant, as the case may be, may be paid.

         The ownership of a Class A Warrant or a Class B Warrant does not entitle the holder thereof to any of the rights of a holder of shares of Class A Common Stock of the Company.


                          DESCRIPTION OF COMMON STOCK

         The Company is authorized to issue 100,000,000 shares of Class A Stock, 10,000,000 shares of Class B Common Stock and 1,200,000 shares of Class C Common Stock (collectively, the "SFX Common Stock"). In addition, the Company is authorized to issue shares of preferred stock. See "Risk Factors--Possible Adverse Impact of Authorized but Unissued Shares of Capital Stock and Delaware Law."

         DIVIDENDS. Holders of shares of SFX Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of SFX Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of SFX Common Stock. In the case of any stock dividend, holders of shares of Class A Common Stock of the Company are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of shares of Class B Common Stock (payable in shares of Class B Common Stock) and shares of Class C Common Stock (payable in shares of Class C Common Stock). The payment of dividends is limited by certain agreements to which the Company is a party and is expected to be limited by other indebtedness which may be incurred in the future.

         VOTING RIGHTS. Holders of shares of Class A Common Stock and shares of Class B Common Stock of the Company vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors, (ii) with respect to any "going private" transaction between the Company and Mr. Sillerman or any of his affiliates and (iii) as otherwise provided by law. The holders of shares of Class C Common Stock have no voting rights except as otherwise provided by law.

         In the election of directors, the holders of shares of Class A Common Stock of the Company, voting as a separate class, are entitled to elect two-sevenths (2/7ths) of the Company's directors (or, if such number of directors is not a whole number, the next higher whole number). The holders of Class A Common Stock of the Company are currently entitled to elect three of the Company's nine directors. Any person nominated by the Board of Directors for election by the holders of shares of Class A Common Stock as a director of the Company must be qualified to be an "Independent Director," as such term is used in the Certificate of Incorporation. In general, an Independent Director is a director who is not (i) an officer, employee or affiliate of the Company or any of its subsidiaries or any affiliate of Mr. Sillerman, (ii) an affiliate of Mr. Sillerman or (iii) an individual having a relationship with the Company which, in the opinion of the Board of Directors, would interfere with such person's exercise of independent judgment in carrying out the responsibilities of a director). In the event of the death, removal or resignation of a director elected by the holders of shares of Class A Common Stock prior to the expiration of his term, the vacancy on the Board of Directors created thereby may be filled by a person appointed by a majority of the directors then in office, although less than a quorum. Any person appointed to fill any such vacancy must, however, be qualified to be an Independent Director. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock of the Company, voting as a single class, with each share of Class A Common Stock entitled to one vote and each shares of Class B

Common Stock entitled to ten votes, are entitled to elect the remaining directors. The holders of Class A Common Stock or Class B Common Stock of the Company are not entitled to cumulative votes in the election of directors.

         Each of Mr. Sillerman and SCMC has agreed to abstain, and has agreed to cause each of his and its respective affiliated transferees to abstain, from voting in any election of directors elected by the shares of Class A Common Stock voting separately as a class.

         The holders of shares of Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of is affiliates, with each share of Class A Common Stock and each share of Class B Common Stock entitled to one vote.

         Under Delaware law, the affirmative vote of the holders of a majority outstanding shares of any class of SFX Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of SFX Common Stock.

         LIQUIDATION RIGHTS. Upon the liquidation, dissolution, or winding-up of the Company, the holders of shares of SFX Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors.

         OTHER PROVISIONS. Each share of Class B Common Stock of the Company is convertible, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class A Common Stock of the Company at any time. Each share of Class B Common Stock and each share of Class C Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party not affiliated with the Company, subject to compliance with FCC rules and regulations. The holders of SFX Common Stock are not entitled to preemptive or subscription rights. The shares of SFX Common Stock presently outstanding are validly issued, fully-paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of shares of Class A Common Stocks, Class B Common Stock and Class Common Stock must be identical, except that in any such transaction in which shares of common stock are distributed to the stockholders of the Company, such shares may differ as to voting rights to the extent that voting rights now differ among the classes of SFX Common Stock. No class of SFX Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of SFX Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.


                                USE OF PROCEEDS

         To the extent that any Warrants and Stock Options are exercised, the Company plans to use the proceeds therefrom for working capital and other general corporate purposes.


                             PLAN OF DISTRIBUTION

         Pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of April 15, 1996, as amended (the "Merger Agreement"), among SFX, MMR and SFX Merger Company, a Delaware corporation and a wholly-owned subsidiary of SFX, on November 22, 1996 (the "Effective Time"), SFX Merger Company merged with and into MMR (the "Merger") and MMR became a wholly-owned subsidiary of the Company. As a result of the Merger, (i) each outstanding share of Class A Common Stock and Series B Convertible Preferred Stock of MMR was converted into the right to receive .2983 of a share of Class A Common Stock of the Company (and cash in lieu of any fractional share of Class A Common Stock of the Company), (ii) each outstanding share of Class B Common Stock and Original Preferred Stock of MMR was converted into the right to receive .2983 of a share of Class B Common Stock of the Company (and cash in lieu of any fractional share of Class B Common Stock of the Company), and
(iii) each outstanding Warrant and Stock Option was assumed by the Company and, as assumed, adjusted so that (a) each Warrant and Stock Option shall be exercisable for .2983 of a share of Class A Common Stock of the Company and (b) the per share exercise price or strike price for the shares of Class A Common Stock of the Company issuable upon the exercise of such assumed Warrants and Stock Options shall be equal to the quotient obtained by dividing the exercise price per share of Class A Common Stock of MMR under such Warrant or Stock Option immediately prior to the consummation of the Merger by .2983, and rounding the resulting exercising price down to the nearest whole cent.

         The following is a description of the Warrants and the Stock Options. All of the Warrants and Stock Options contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and shares issuable upon exercise in certain events, such as stock dividends, stock splits or sales of stock at below certain specified prices.

         CLASS B WARRANTS. At the Effective Time, MMR had outstanding 749,460 Class B Warrants, each of which entitled the holder to purchase one share of Class A Common Stock of MMR for $11.50 per share, subject to the terms and conditions of the Warrant Agreement. The Class B Warrants expire on March 22, 1999. Pursuant to the Merger Agreement, each Class B Warrant was assumed by SFX and, as assumed, entitles the holder to purchase .2983 of a share of Class A Common Stock of the Company for $11.50 (which is equal to an exercise price per share of Class A Common Stock of the Company of $38.55). The 749,460 outstanding Class B Warrants of the Company entitle the holders thereof to purchase an aggregate of approximately 223,564 shares of Class A Common Stock of the Company. Pursuant to the Warrant Agreement, upon the consummation of the Merger, the Company agreed in writing to assume the obligations, rights and duties of MMR with respect to the Class B Warrants. In addition, the parties to the Warrant Agreement, as well as the Company and ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent, executed an agreement, dated as of the Effective Time, pursuant to which ChaseMellon Shareholder Service, L.L.C. assumed the rights, obligations and duties of warrant agent under the Warrant Agreement.

         The Class B Warrants of the Company have traded on the Nasdaq National Market since November 25, 1996. From November 25, 1996 to December 31, 1996, the high and low bids for the Class B Warrants were $5.875 and $1.625, respectively. From January 1, 1997 to __________, 1997, the high and low bids for the Class B Warrants were $_____ and $_____, respectively.

         UNIT PURCHASE OPTIONS. At the Effective Time, MMR had outstanding 160,000 Unit Purchase Options, each of which entitled the holder thereof to purchase one unit ("Unit"), each Unit consisting of one share of Class A Common Stock of MMR, one Class A Warrant of MMR and one Class B Warrant of MMR, at an exercise price of $7.75 per Unit, subject to the terms and conditions of those certain Unit Purchase Options, dated March 23, 1994, issued by MMR to certain of its underwriters and their designees. Pursuant to the Merger Agreement, each Unit Purchase Option was assumed by SFX and, as assumed, entitles the holder to purchase .2983 of a share of Class A Common Stock of the Company, one Class A Warrant and one Class B Warrant at an exercise price per Unit of $7.75. The Unit Purchase Options expire on March 22, 1999. The Class A Warrants and the Class B Warrants underlying the Units have the terms described above under "Description of Class A Warrants and Class B Warrants."

         COMMON STOCK PURCHASE WARRANTS. At the Effective Time, MMR had outstanding 100,000 Common Stock Purchase Warrants, each of which entitled the holder to purchase one share of Class A Common Stock of MMR at an exercise price of $9.10 per share, subject to the terms and conditions contained in those certain Common Stock Purchase Warrants, dated July 29, 1993, issued by MMR to certain of its underwriters and their designees. Pursuant to the Merger Agreement, each Common Stock Purchase Warrant was assumed by SFX and, as assumed, entitles the holder to purchase .2983 of a share of Class A Common Stock of the Company for $9.10 (which is equal to an exercise price per share of Class A Common Stock of the Company of $30.51). The Common Stock Purchase Warrants expire on July 28, 1999. The 100,000 outstanding Common Stock Purchase Warrants entitle the holders thereof to purchase an aggregate of approximately 29,830 shares of Class A Common Stock of the Company.

         HUFF WARRANTS. The Merger Agreement required MMR, on or prior to the Effective Time, to repay all amounts outstanding under certain debentures of MMR issued to The Huff Alternative Income Fund, L.P. ("Huff") and to redeem all shares of preferred stock of MMR held by Huff. In connection with such repayment and redemption and obtaining Huff's consent to the consummation of the Merger, at the Effective Time SFX issued to Huff the Huff

Warrants, which entitle Huff to purchase an aggregate of 269,427 shares of Class A Common Stock at exercise prices per share which range from $25.98 to $41.90. The Huff Warrants expire on November 22, 2006, subject to early termination under certain circumstances. The Company has granted the holders of the Huff Warrants certain demand and piggyback registration rights with respect to the shares of Common Stock underlying the Huff Warrants.

         STOCK OPTIONS. At the Effective Time, MMR had outstanding an aggregate of 273,000 options under its 1993 Stock Option Plan, 1994 Stock Option Plan and 1995 Stock Option Plan, which entitled the holders thereof to purchase an aggregate of 273,000 shares of Class A Common Stock of MMR at various prices. Pursuant to the Merger Agreement, each Stock Option was assumed by SFX and, as assumed, entitles the holder thereof to purchase .2983 of a share of Class A Common Stock of the Company at the exercise price set out in the Stock Option. (The exercise price per share of Class A Common Stock of the Company is equal to the quotient obtained by dividing the exercise price per share of Class A Common Stock of MMR under such Stock Option immediately prior to the consummation of the Merger by .2983, and rounding the resulting exercise price down to the nearest whole cent.) The 273,000 outstanding Stock Options entitle the holders to purchase an aggregate of approximately 81,436 shares of Class A Common Stock of the Company.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York. Howard J. Tytel, who has an equity interest in and is an executive officer and a Director of the Company, is Of Counsel to Baker & McKenzie. Fisher Wayland Cooper Leader & Zaragoza LLP, Washington D.C., has represented the Company with respect to legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC.

                                    EXPERTS

         The consolidated financial statements of the Company and its subsidiaries at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the consolidated financial statements of MMR at December 31, 1995 and 1994, and for the years then ended, incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Liberty Broadcasting, Inc., at December 31, 1995 and 1994, and for the years ended December 31,1995 and 1994, and the nine months ended December 31, 1993, incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Prism Radio Partners, L.P. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference herein, have been audited by KPMG Peat Marwick L.L.P., independent certified public accountants, to the extent and for the period indicated in their report with respect thereto and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined balance sheets of the Secret Communications Stations:
Indianapolis, Indiana, and Pittsburgh, Pennsylvania at June 30, 1996, and the related combined statements of operations and cash flows for the year then ended, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the best estimate of the Company as to its anticipated expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby (except for the Commission registration fee and the Nasdaq listing fee, all amounts are estimates):


Commission registration fee....................................     $ 7,446.10
Nasdaq listing fee.............................................       5,200.00
Printing expenses..............................................       3,000.00
Legal fees and expenses........................................      15,000.00
Miscellaneous..................................................       1,353.90
                                                                    ----------
         Total.................................................     $32,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under similar conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

         The Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is, was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is, was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

         The Company's Bylaws state that, to the extent that a director or officer of the Company shall be successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

         The Bylaws further provide that any indemnification (unless ordered by a court) shall be paid by the Company as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the Bylaws unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in the Bylaws. Such determination shall be made (i) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         The Company's Bylaws further require that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Bylaws.

         The Bylaws require the Board of Directors of the Company to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Bylaws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

         The Bylaws also provide that the indemnification and advancement of expenses provided by, or granted pursuant to, the Bylaws shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, heirs, executors and administrators of such person.

ITEM 16.  EXHIBITS.

         2.1. Amended and Restated Agreement and Plan of Merger, dated as of April 15, 1996, as amended on May 6, 1996, July 30, 1996 and September 26, 1996, among SFX Broadcasting, Inc., SFX Merger Company and Multi-Market Radio, Inc. (composite version incorporated by reference to Annex B to the Joint Proxy Statement/Prospectus included in the Form S-4 of SFX (Registration No. 333-13337) filed with the Commission on October 3, 1996).

         4.1. Warrant Agreement, dated as of March 23, 1994, by and among Multi-Market Radio, Inc., American Stock Transfer & Trust Company, as warrant agent, D. H. Blair Investment Banking Corp. and Americorp Securities, Inc. (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form SB-2 (Registration No. 33-74526) of Multi-Market Radio, Inc. filed with the Commission on March 18, 1994).

         4.2. Agreement, dated as of November 22, 1996, by and among SFX Broadcasting, Inc., Multi-Market Radio Inc., American Stock Transfer & Trust Company, D.H. Blair Investment Banking Corporation Americorp Securities, Inc. and ChaseMellon Shareholder Services, L.L.C. relating to the March 23, 1994 Warrant Agreement.

         4.3 Assumption of Warrants, dated November 22, 1996, executed by SFX Broadcasting, Inc. (incorporated by reference to Exhibit
                  4.6 of the Form 8-K (Commission File No. 0-22486) of SFX Broadcasting, Inc. filed with the Commission on November 27,
                  1996).

         4.4 Unit Purchase Options, dated March 30, 1994, issued by Multi-Market Radio, Inc. to certain of its underwriters and their designees (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form SB-2 (Registration No. 33-74526) of Multi-Market Radio, Inc. filed with the Commission on March 18, 1994).

         4.5 Common Stock Purchase Warrants, dated June 29, 1993 (incorporated by reference to Exhibit 10.38 to Form 10-KSB (Commission File No. 0-22080) of Multi-Market Radio, Inc. for the year ended December 31, 1994).

         4.6 Common Stock Purchase Warrants, dated November 22, 1996, executed by SFX Broadcasting, Inc. and issued to The Huff Alternative Income Fund, L.P. (incorporated by reference to
                  Exhibit 4.5 of the Form 8-K (Commission File No. 0-22486) of SFX Broadcasting, Inc. filed with the Commission on November 27, 1996).

         5.1      Opinion of Baker & McKenzie.

         10.1 Restated 1993 Stock Option Plan of Multi-Market Radio, Inc. (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 33-74526) of Multi-Market Radio, Inc. filed with the Commission on March 15, 1994).

         10.2 1994 Stock Option Plan of Multi-Market Radio, Inc. (incorporated by reference to Exhibit C to the Proxy Statement of Multi-Market Radio, Inc. prepared in connection with its 1994 Annual Meeting of Stockholders).

         10.3 1995 Stock Option Plan of Multi-Market Radio, Inc. (incorporated by reference to Exhibit 10.63 of the Form SB-2 (Registration No. 333-1712) of Multi-Market Radio, Inc. filed on February 27, 1996).

         23.1     Consent of Baker & McKenzie (included in Exhibit 5.1).

         23.2     Consent of Ernst & Young LLP.

         23.3.    Consent of KPMG Peat Marwick L.L.P.

         23.4     Consent of Coopers & Lybrand L.L.P.

         23.5     Consent of Arthur Andersen LLP.

         23.6     Consent of Fisher Wayland Cooper Leader & Zaragoza LLP.

         24.1     Powers of Attorney (included on page II-5).

ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the Prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (1)(i) and
                           (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of February, 1997.

                                            SFX BROADCASTING, INC.

                                            By: /s/ Robert F.X. Sillerman
                                               -------------------------------
                                                Name:  Robert F.X. Sillerman
                                                Title: Executive Chairman

         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.


         Signature                            Title                            Date
         ---------                            -----                            ----
/s/ Robert F.X. Sillerman        Executive Chairman and Director          February 12, 1997
----------------------------      (principal executive officer)
    Robert F.X. Sillerman

/s/ Michael G. Ferrel*           Chief Executive Officer and Director     February 12, 1997
----------------------------
    Michael G. Ferrel

/s/ D. Geoffrey Armstrong*       Chief Operating Officer, Executive       February 12, 1997
----------------------------      Vice President and Director
    D. Geoffrey Armstrong

/s/ Thomas P. Benson*            Chief Financial Officer, Treasurer       February 12, 1997
----------------------------      and Director (principal financial
    Thomas P. Benson              and accounting officer)


/s/ Howard J. Tytel*             Executive Vice President, Secretary      February 12, 1997
----------------------------      and Director
    Howard J. Tytel

/s/ James F. O'Grady, Jr.*       Director                                 February 12, 1997
----------------------------
    James F. O'Grady, Jr.

/s/ Paul Kramer*                 Director                                 February 12, 1997
----------------------------
    Paul Kramer

/s/ Richard A. Liese*            Director                                 February 12, 1997
----------------------------
    Richard A. Liese

/s/ Edward F. Dugan*             Director                                 February 12, 1997
----------------------------
    Edward F. Dugan

By: /s/ Robert F.X. Sillerman                                             February 12, 1997
    -------------------------
    Attorney-In-Fact